Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 14, 2012	Kelly C. Clarke
(804) 727-6321

Apple REIT Seven, Inc. Reports Results for the Second Quarter of 2012

Richmond, Va., August 14, 2012 – Apple REIT Seven, Inc. (“Apple Seven or “the Company”), a real estate investment trust (REIT) that owns 51 Marriott®- and Hilton®-branded hotels, has reported results of operations for the second quarter of 2012 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC). Apple Seven encourages the review of all of the Company’s filings with the SEC, including the second quarter 2012 10-Q, which are available online at www.applereitseven.com or www.sec.gov.

Highlights include:

•

Funds from operations (FFO) for the second quarter of 2012 totaled $16.8 million, or $0.18 per share, approximately one percent ahead of FFO achieved during the same period of 2011 of $16.5 million, or $0.18 per share. For the six-month period ending June 30, 2012, FFO totaled $30.9 million, or $0.34 per share, approximately three percent ahead of results for the same period last year of $30.1 million, or $0.33 per share.[1]

•

Net income was $8.1 million for the second quarter of this year, or $0.09 per share, which is an increase of approximately five percent over net income for the same period in 2011. Net income for the six-month period ending June 30, 2012 was $13.7 million, or $0.15 per share, approximately a six percent increase as compared to $12.9 million, or $0.14 per share, for the same six-month period of 2011.

•

For the three- and six-month periods ending June 30, 2012, our hotels reported an average occupancy of 77 percent and 74 percent, average daily rate (ADR) of $114 for both periods, and revenue per available room (RevPAR) of $87 and $84, respectively. As compared to results for the same six-month period of 2011, the average occupancy rate was up approximately one percent, ADR increased by approximately three percent, and RevPAR was up by approximately four percent.

•	At June 30, 2012, Apple Seven’s debt to total initial capitalization ratio was approximately 19 percent. This amount is below average debt levels for the hotel industry.

•	The Company’s current annualized distribution rate is $0.77 per share.

About Apple REIT Seven, Inc.
Apple REIT Seven, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn®, and Hampton Inn® brands. Our portfolio consists of 51 hotels, containing a total of 6,426 guestrooms in 18 states. Apple Seven is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Seven to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Seven to implement its operating strategy; Apple Seven’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles; and competition within the hotel industry. Although Apple Seven believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Seven or any other person that the results or conditions described in such statements or the objectives and plans of Apple Seven will be achieved. In addition, Apple Seven’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Seven’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Seven with the SEC on March 12, 2012. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of FFO to net income as reported in the Company’s second quarter 2012 10-Q:

(in thousands, except per share amounts)	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

Net income	$8,139	$7,745	$13,669	$12,934

Depreciation of real estate owned	8,628	8,784	17,193	17,150

Funds from operations (FFO)	$16,767	$16,529	$30,862	$30,084

Net income per share	$0.09	$0.08	$0.15	$0.14

FFO per share	$0.18	$0.18	$0.34	$0.33

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